July 31, 2003



Mr. John Y. Keffer
Chairman
Board of Trustees
Forum Funds
Two Portland Square
Portland, Maine 04102

         RE:  Contractual Waivers and Reimbursements

Dear John:

     Forum Investment Advisors, LLC (the "Advisor") agrees to waive its fees and reimburse expenses as necessary to ensure that total annual operating expenses for Maine TaxSaver Bond Fund and New Hampshire TaxSaver Bond Fund (the "Funds") are not in excess of the following:

------------------------------------------- --------------------------------
                                                     % OF AVERAGE
FUND                                                  NET ASSETS
------------------------------------------- --------------------------------
Maine TaxSaver Bond Fund                                 0.95
------------------------------------------- --------------------------------
New Hampshire TaxSaver Bond Fund                         0.95
------------------------------------------- --------------------------------

     This agreement can only be terminated or amended upon the approval of the Board of Trustees of Forum Funds and is automatically terminated if the Advisor is no longer a service provider to the Funds. Unless otherwise amended or terminated, this agreement will terminate on July 31, 2004.



/s/ CHARLES F. JOHNSON
------------------------------------
Charles F. Johnson
Forum Investment Advisors, LLC
Director